As filed with the Securities and Exchange Commission on April 14, 2017.

Registration No.  333-190714

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Post-Effective Amendment No. 1

to
FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

HORMEL FOODS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	41-0319970
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Hormel Place

Austin, Minnesota 55912

(Address of principal executive offices) (Zip code)

CLOUGHERTY PACKING, LLC 401(K) PLAN

CLOUGHERTY PACKING, LLC RETIREMENT PLAN FOR CERTAIN EMPLOYEES

(Full title of the plans)

Brian D. Johnson

Vice President and Corporate Secretary

Hormel Foods Corporation

1 Hormel Place

Austin, Minnesota 55912

(507) 437-5611

(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                                                       Accelerated filer ☐

Non-accelerated filer   ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

HORMEL FOODS CORPORATION

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Hormel Foods Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 19, 2013 (Registration Statement No. 333-190714 and referred to herein as the “Prior Registration Statement”) with respect to shares of the Company’s common stock (the “Common Stock”), par value $.01465 per share (which par value is adjusted for the two-for-one stock split distributed on February 9, 2016), registered for offer or sale pursuant to the Clougherty Packing, LLC 401(K) Plan (the “401(K) Plan”) and the Clougherty Packing, LLC Retirement Plan for Certain Employees (the “Retirement Plan,” and together with the 401(K) Plan, the “Plans”).  The Prior Registration Statement registered 500,000 shares (pre-split) of Common Stock for offer or sale pursuant to the 401(K) Plan and 250,000 shares (pre-split) of Common Stock for offer or sale pursuant to the Retirement Plan. The Prior Registration Statement also registered an indeterminate amount of interests to be offered or sold pursuant to the 401(K) Plan.

On January 3, 2017, the Company completed the sale of Clougherty Packing, LLC, parent company of Farmer John and Saag’s Specialty Meats, along with PFFJ, LLC farm operations in California, Arizona, and Wyoming to Smithfield Foods, Inc.  In connection with the sale, the Company has terminated all offerings of securities pursuant to the Plans. Accordingly, pursuant to the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Company is filing this post-effective amendment to the Prior Registration Statement to deregister, and does hereby remove from registration, 427,172 shares (post-split) of Common Stock and all Plan participation interests that had been registered under the Prior Registration Statement that remain unissued as of the date hereof.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on April 14, 2017.

HORMEL FOODS CORPORATION

By	/s/ JAMES P. SNEE
JAMES P. SNEE
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustee (or other person who administers the employee benefit plan) of the Clougherty Packing, LLC 401(K) Plan and the Clougherty Packaging, LLC Retirement Plan for Certain Employees has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on behalf of such plans by the undersigned, thereunto duly authorized, in the City of Austin, State of Minnesota, on April 14, 2017.

CLOUGHERTY PACKING, LLC 401(K) PLAN

CLOUGHERTY PACKING, LLC RETIREMENT PLAN FOR CERTAIN EMPLOYEES

By	/s/ JAMES N. SHEEHAN
JAMES N. SHEEHAN
Senior Vice President and Chief Financial Officer
Hormel Foods Corporation